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           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 5, 1998.

    All of the Shares currently offered hereby have been acquired by the Selling Stockholder upon the exercise of certain Options described herein. See "The Advisory Agreement." To date, the Selling Stockholder has exercised Options to purchase an aggregate of 50,000 Shares, at an exercise price of $2.50 per Share. The Selling Stockholder has previously sold all of the Initial Shares pursuant to this Prospectus.

           The date of this Prospectus Supplement is January 8, 1999.